MAIDENFORM BRANDS, INC. REPORTS FIRST QUARTER 2007 RESULTS

Net Sales Growth of 6.3%
Reported Diluted Earnings Per Share of $0.44 ($0.29 Excluding Pension Curtailment Gain)

Bayonne, New Jersey, May 8, 2007—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today announced financial results for the first quarter ended March 31, 2007.

First Quarter 2007 highlights versus First Quarter 2006 (excluding the pension curtailment gain of $6.1 million, or $0.15 per share, in the first quarter 2007):

-	Net sales increased 6.3% to $107.2 million.

-	Wholesale segment net sales increased 7.3% to $97.0 million.

-	International sales increased 33.3% to $7.2 million.

-	Operating income increased 11.0% to $14.1 million.

-	Net income increased 12.9% to $7.0 million.

-	Diluted earnings per common share increased 11.5% to $0.29.

Thomas J. Ward, Chief Executive Officer stated, “We are pleased that the strong foundation we have built continued to deliver solid performance in the first quarter of 2007. Our momentum in the mass merchant branded business drove our 6.3% net sales increase. In February, we introduced our newest franchise, The Smooth BraTM, which has performed extremely well since its roll-out. We fully expect this Collection to be a strong performance driver for the department stores and national chain stores channel this year. Consolidated gross margins were 36.3% driven by higher mass merchant sales and overall product mix. Maidenform’s continued expense discipline, with SG&A representing 23.1% of sales, also contributed to our earnings per share growth of 11.5% for the first quarter, excluding the $6.1 million pension curtailment gain. We continue to remain optimistic about the remainder of the year and believe that our first quarter results reinforce our ability to achieve Maidenform’s previously stated financial guidance for 2007.”

Financial Results for First Quarter 2007 versus First Quarter 2006
Net sales for the first quarter of 2007 increased $6.4 million, or 6.3%, to $107.2 million. Wholesale segment net sales in the first quarter of 2007 rose $6.6 million, or 7.3%, to $97.0 million.  Total international sales, which are included in the wholesale segment, increased $1.8 million, or 33.3%, to $7.2 million. Retail segment net sales decreased $0.2 million, or 1.9%, to $10.2 million in the first quarter of 2007.

Wholesale Segment

Department Stores & National Chain Stores
Department stores & national chain stores channel net sales decreased $5.8 million, or 9.8%, to $53.5 million in the first quarter of 2007. A key factor for this decrease was the higher sales of Flexees® in the first quarter of 2006 as one national chain store customer significantly replenished their inventory levels following the Company’s inventory shortage of this brand at the end of 2005. Additionally, in the first quarter of 2006, Maidenform benefited from the intensification of its brands by a department store customer as they converted acquired doors.

Maidenform’s The Smooth BraTM was introduced in February 2007 and initial sales have been strong from this new franchise. Additionally, the Company rolled out two Lilyette® styles incorporating technology from The Smooth BraTM which has also been performing extremely well. Based on these initial sales results, Maidenform expects The Smooth Collection to be another key franchise in this channel going forward.

Mass Merchants
In the first quarter of 2007, mass merchant channel net sales increased $9.5 million, or 49.7%, to $28.6 million. Significant growth in this channel was driven by continued expansion of the Company’s Sweet Nothings® brand with one customer, particularly in full-figure bras, strapless bras and shapewear. Additionally, the Company reported strong sales from a warehouse customer due to a program that featured Maidenform’s Bodymates® products in a high traffic location.

Other
Other net sales, which include sales to specialty retailers, off-price retailers and licensing income, increased $2.9 million, or 24.2%, to $14.9 million in the first quarter of 2007. This increase was due to a program with a specialty retailer, higher sales from an off-price retailer and additional licensing income, which was partially offset by a decrease in liquidation sales.

International sales, which are included in the total wholesale segment and with results highlighted above, reported particularly strong sales from the successful launch of the Sweet Nothings® brand in Mexico. Maidenform also gained sales momentum in countries such as the U.K., Russia and the Benelux countries.

Retail Segment

Same store sales for Maidenform’s retail outlet stores decreased 4.0% due to reduced customer traffic. Internet sales grew 28.6% to $0.9 million in the first quarter of 2007. The Company had 76 retail outlet stores as of the end of the first quarter of 2007 compared to 74 retail outlet stores in the same year ago period.

Consolidated gross profit increased $0.9 million, or 2.4%, to $38.9 million in the first quarter of 2007. As a percentage of net sales, consolidated gross margins were 36.3% versus 37.7% in the same year ago period primarily due to the Company’s significant increase in mass merchant sales, combined with a sales decrease in the department stores and national chain stores channel. Additionally, retail segment net sales, which have an overall higher gross margin, decreased from 10.3% of consolidated net sales in the first quarter of 2006 to 9.5% of consolidated net sales in the current year quarter.

As stated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006, Maidenform’s Pension Plan was frozen effective January 1, 2007 for current employee participants and closed to new entrants. In connection with the pension freeze, the Company recognized a non-cash curtailment gain of $6.1 million in the first quarter of 2007, which reduced the Company’s selling, general and administrative expense.

Consolidated selling, general and administrative expenses (SG&A) decreased $6.6 million, or 26.1%, to $18.7 million with $6.1 million of this decrease associated with the curtailment gain in the first quarter of 2007. SG&A, excluding this curtailment gain, decreased $0.5 million, or 2.0%, to $24.8 million in the first quarter of 2007 primarily from a reduction in pension benefit expense associated with the pension plan freeze and a decrease in professional fees. As a percentage of net sales and excluding the curtailment gain, SG&A was 23.1% in the first quarter of 2007 compared to 25.1% for the comparable year ago period.

Operating income increased $7.5 million, or 59.1%, to $20.2 million in the first quarter of 2007 which included the curtailment gain. Excluding this curtailment gain, operating income in the first quarter of 2007 increased $1.4 million, or 11.0%, to $14.1 million.

Net interest expense for the first quarter of 2007 decreased $0.1 million to $2.0 million compared to the first quarter of 2006 as Maidenform continued to benefit from lower average debt outstanding, despite higher average interest rates.

Maidenform’s effective income tax rate for the first quarter of 2007 was 41.7% compared to 41.0% for the first quarter of 2006. The increase in the effective income tax rate was primarily a result of the adoption of Financial Accounting Standards Board Interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes.” Included in income tax expense for the first quarter of 2007 was interest expense associated with the adoption of FIN No. 48.

Net income for the first quarter of 2007 was $10.6 million and diluted earnings per common share (EPS) were $0.44. Excluding the $6.1 million curtailment gain ($3.6 million after tax), net income was $7.0 million, or $0.29 diluted earnings per common share, representing an EPS increase of 11.5% compared to the year ago period.

Total debt outstanding was $110.0 million at the end of the first quarter of 2007 and the Company’s debt to EBITDA ratio was 1.63 to 1.

Financial Performance Guidance for 2007
Maidenform continues to project the following financial performance for the full-year 2007, which was stated in the Company’s March 5, 2007 press release:

-
Total net sales growth of 6%-7% with low double-digit net sales growth in Maidenform’s branded wholesale business. In 2007, the Company will re-intensify its Self Expressions brand with one mass customer as Maidenform continues to focus aggressively on its branded business.

-	Consolidated gross margins of approximately 38%.

-	Operating income growth of 10%-14%.

-	Total operating cash flow of $30-$35 million.

-	EPS growth of 15%-18%.

Conference Call Information
Maidenform will host a conference call and webcast on Wednesday, May 9th at 8:30 am EDT to discuss its first quarter 2007 results, in addition to providing an update on the business. The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform”. The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com. A dial-in replay of this event will be available through May 23, 2007 and will be hosted on the Company’s website for a limited time. The replay telephone numbers are (888) 286-8010 or (617) 801-6888. The replay passcode is 75912129.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During the Company’s 85-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates® and Self Expressions®. Maidenform products are currently distributed in approximately 55 countries and territories.

Maidenform Contact:
Felise Glantz Kissell
Vice President, Investor Relations
(201) 243-2363 or fkissell@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the Company’s growth cannot be assured and any growth may be unprofitable; the Company’s history of losses; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s substantial leverage could adversely affect its financial condition; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	March 31, 2007	December 30, 2006
Assets
Current assets
Cash and cash equivalents	$6,429	$14,617
Accounts receivable, net	58,106	39,142
Inventories	55,761	46,911
Deferred income taxes	9,500	9,459
Prepaid expenses and other current assets	5,867	6,203
Total current assets	135,663	116,332
Property, plant and equipment, net	18,689	18,454
Goodwill	7,884	7,884
Intangible assets, net	99,388	99,678
Other non-current assets	2,309	2,505
Total assets	$263,933	$244,853

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$22,425	$13,195
Accrued expenses and other current liabilities	21,243	21,176
Total current liabilities	43,668	34,371
Long-term debt	110,000	110,000
Deferred income taxes	17,374	16,223
Other non-current liabilities	8,287	9,358
Total liabilities	179,329	169,952

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	—	—
Common stock - $0.01 par value; 100,000,000 shares authorized;
23,488,357 shares issued and 22,981,057 outstanding at March 31, 2007
and 23,488,357 issued and 22,964,826 outstanding at December 30, 2006	235	235
Additional paid-in capital	59,886	59,478
Retained earnings	29,914	20,953
Accumulated other comprehensive income	308	158
Treasury stock, at cost (507,300 shares at March 31, 2007 and 523,531 shares
at December 30, 2006)	(5,739)	(5,923)
Total stockholders’ equity	84,604	74,901
Total liabilities and stockholders’ equity	$263,933	$244,853

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended
	March 31, 2007	April 1, 2006

Net sales	$107,233	$100,844
Cost of sales	68,361	62,865
Gross profit	38,872	37,979
Selling, general and
administrative expenses	18,676	25,322
Operating income	20,196	12,657

Interest expense, net	2,021	2,068
Income before provision
for income taxes	18,175	10,589
Income tax expense	7,583	4,342
Net income	$10,592	$6,247
Basic earnings per common share	$0.46	$0.27
Diluted earnings per common share	$0.44	$0.26
Basic weighted average number of
shares outstanding	22,977,456	23,318,657
Diluted weighted average number of
shares outstanding	24,145,056	24,435,493

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended
	March 31, 2007	April 1, 2006
Cash flows from operating activities
Net income	$10,592	$6,247
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	717	685
Amortization of intangible assets	290	290
Amortization of deferred financing costs	210	211
Stock-based compensation	456	516
Deferred income taxes	1,725	1,572
Excess tax benefits related to stock-based compensation	(102)	—
Pension plan curtailment gain	(6,099)	—
Net changes in operating assets and liabilities
Accounts receivable	(18,964)	(27,893)
Inventories	(8,850)	(1,294)
Prepaid expenses and other current and
non-current assets	219	(908)
Accounts payable	9,230	8,284
Accrued expenses and other current and
non-current liabilities	(1,901)	(1,361)
Income taxes payable	5,065	2,661
Net cash from operating activities	(7,412)	(10,990)
Cash flows from investing activities
Capital expenditures	(952)	(506)
Net cash from investing activities	(952)	(506)
Cash flows from financing activities
Proceeds from stock options exercised	34	—
Excess tax benefits related to stock-based compensation	102	—
Payments of capital lease obligations	(25)	—
Term loan facility repayments	—	(4,000)
Purchase of common stock for treasury	—	(4,012)
Deferred financing costs	—	(300)
Net cash from financing activities	111	(8,312)
Effects of exchange rate changes on cash	65	19
Net decrease in cash	(8,188)	(19,789)
Cash and cash equivalents
Beginning of period	14,617	30,978
End of period	$6,429	$11,189

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$2,086	$2,344
Income taxes	$22	$79

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended
	March 31, 2007	April 1, 2006	$ change	% change
Department Stores and
National Chain Stores	$53.5	$59.3	$(5.8)	-9.8%
Mass Merchants	28.6	19.1	9.5	49.7%
Other	14.9	12.0	2.9	24.2%
Total Wholesale	97.0	90.4	6.6	7.3%

Retail	10.2	10.4	(0.2)	-1.9%

Total Consolidated Net Sales	$107.2	$100.8	$6.4	6.3%

	Three months ended
	March 31, 2007	April 1, 2006
Bras	75%	66%
Shapewear	15%	23%
Panties	10%	11%
	100%	100%

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